Exhibit 99.B.4.19
ReliaStar Life Insurance Company
ENDORSEMENT

The Contract to which this endorsement is attached is hereby endorsed as described below.

     1. Add the following to the Contract Data Page:

               Fixed Account Guaranteed Minimum Interest Rate: [1% - 3%]

     2. Delete the section entitled General under Fixed Account and replace with the following:

               The Fixed Account consists of Fixed Accounts A, B and C.

               Purchase Payments allocated, and Contract Value reallocated, to the Fixed Accounts will be credited with interest at rates we determine from time to time.

               The rate will never be less than the effective annual Fixed Account Guaranteed Minimum Interest Rate shown on the Contract Data Page.

     3. Delete the section entitled General under Interest Crediting under Fixed Account and replace with the following:

               We may credit interest in excess of the Fixed Account Guaranteed Minimum Interest Rate shown on the
               Contract Data Page.

     4. Delete the section entitled Effect of Loans on Interest Rates under Interest Crediting under Fixed
         Account and replace with the following:

               We will continue to credit interest on any part of the Fixed Account A Contract Value that is used as security for a loan from us.

               The interest credited to the part of Fixed Account A Contract Value represented by the loan may be different than that credited to the rest of the Fixed Account Contract Value.

     5. Delete the section entitled Interest under Loans and replace with the following:

               We may charge up to eight percent interest in arrears on loans. But, we have the right to charge a lower rate of interest. The interest rate will never be less than five and one-half percent in arrears.

               Interest on the loan is included in each monthly repayment. If the contract terminates, a pro rata amount of interest will be due based upon the monthly interest accrued to date.

               The portion of the Contract Value which is security for the loan may earn interest at a rate that is different than that credited to the unloaned portion, but it will never earn less than three percent.

Endorsed and made part of the Contract on the effective date of the Contract.

President
ReliaStar Life Insurance Company

40095 09-05                                                                                               AC-I-TSA